Exhibit 99.1

Press Release

Weatherford Commences Solicitations of Consents Relating to Senior Notes

GENEVA, SWITZERLAND, August 2, 2012—Weatherford International Ltd. (NYSE and SIX: WFT), a Swiss joint-stock company (“Weatherford Switzerland”), announced today that Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), and Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”), both wholly owned subsidiaries of Weatherford Switzerland, have each commenced a solicitation of consents related to their respective indentures (collectively, the “Consent Solicitation”) from the holders of the senior notes listed in the table below (the “Notes”) as the issuers of such Notes.

The Consent Solicitation requests the holders to extend certain reporting requirements in the indentures governing the Notes (the “Indentures”) in connection with Weatherford Switzerland’s previously announced delay in filing its second quarter report on Form 10-Q and potential delay in filing its third quarter report on Form 10-Q with the Securities and Exchange Commission (“SEC”).

The proposed consents would permit Weatherford Switzerland to extend its obligation to file with the trustee under the Indentures copies of its quarterly and other SEC reports to no later than March 31, 2013.

Holders of Notes are referred to the Consent Solicitation Statement dated August 2, 2012, and the related Letter of Consent for the detailed terms and conditions of the Consent Solicitation. The record date for determining the holders entitled to consent is August 1, 2012. The Consent Solicitation will expire at 5:00 p.m., New York City time, on August 13, 2012 (the “Expiration Time”), unless extended in Weatherford’s sole discretion.

Subject to certain conditions, Weatherford Bermuda and Weatherford Delaware are offering to pay a consent fee equal to $2.50 in cash for each $1,000 in principal amount of the respective Notes to holders for which consents are validly delivered and not revoked prior to the Expiration Time.

Series of Weatherford Bermuda Notes	Aggregate Principal Amount Outstanding as of the Record Date
5.15% Senior Notes due 2013 (CUSIP/ISIN: 947075AC1/US947075AC16)	U.S.$294,000,000
4.95% Senior Notes due 2013 (CUSIP/ISIN: 947075AA5/US947075AA59)	U.S.$250,000,000
5.50% Senior Notes due 2016 (CUSIP/ISIN: 947076AB1/US947076AB16)	U.S.$350,000,000
6.00% Senior Notes due 2018 (CUSIP/ISIN: 947075AD9/US947075AD98)	U.S.$500,000,000
9.625% Senior Notes due 2019 (CUSIP/ISIN: 947075AF4/US947075AF47)	U.S.$1,000,000,000
5.125% Senior Notes due 2020 (CUSIP/ISIN: 94707VAA8/US94707VAA89)	U.S.$800,000,000
4.50% Senior Notes due 2022 (CUSIP/ISIN: 94707VAC4/US94707VAC46)	U.S.$750,000,000
6.50% Senior Notes due 2036 (CUSIP/ISIN: 947075AB3/US947075AB33)	U.S.$600,000,000
7.00% Senior Notes due 2038 (CUSIP/ISIN: 947075AE7/US947075AE71)	U.S.$500,000,000
9.875% Senior Notes due 2039 (CUSIP/ISIN: 947075AG2/US947075AG20)	U.S.$250,000,000
6.75% Senior Notes due 2040 (CUSIP/ISIN: 94707VAB6/US94707VAB62)	U.S.$600,000,000
5.95% Senior Notes due 2042 (CUSIP/ISIN: 94707VAD2/US94707VAD29)	U.S.$550,000,000

Series of Weatherford Delaware Notes	Aggregate Principal Amount Outstanding as of the Record Date
6.35% Senior Notes due 2017 (CUSIP/ISIN: 947074AJ9/US947074AJ93 CUSIP/ISIN: 947074AF7/US947074AF71 ISIN: USU94320AC96)	U.S.$600,000,000
6.80% Senior Notes due 2037 (CUSIP/ISIN: 947074AK6/US947074AK66)	U.S.$300,000,000

Weatherford Bermuda and Weatherford Delaware have engaged Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC to act as solicitation agents for the Consent Solicitation. Morgan Stanley has been engaged as Lead Solicitation Agent and D. F. King & Co., Inc. has been engaged to act as the Information and Tabulation Agent for the Consent Solicitation. Any questions or requests for assistance regarding the Consent Solicitation may be made to Morgan Stanley & Co. LLC, at +1 (800) 624-1808 (toll-free) or +1 (212) 761-1057 (collect) or to J.P. Morgan Securities LLC, at +1 (866) 834-4666 (toll-free) or +1 (212) 834-2494 (collect). Questions or requests for assistance or additional copies of the Consent Solicitation Statement, the Letter of Consent and related documents may be directed to D. F. King & Co., Inc. at +1 (800) 859-8509 (toll-free) or +1 (212) 269-5550 (for Banks and Brokers).

This press release is for informational purposes only and is not a solicitation of consents. The Consent Solicitation is only being made pursuant to the Consent Solicitation Statement dated August 2, 2012 and the related Letter of Consent. The Consent Solicitation is subject to certain conditions and presents certain risks for holders who consent, as set forth more fully in the Consent Solicitation Statement. Weatherford Bermuda and Weatherford Delaware reserve the right to waive or modify any term of, or to terminate, the Consent Solicitation in respect of either or both of the Indentures for any reason prior to the Expiration Time.

About Weatherford

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 60,000 people worldwide.

Forward-Looking Statements

This press release, as well as filings made by us with the SEC, contain various statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular, as well as statements regarding timing or content of the financial information that will be filed with the SEC regarding the past and current periods. Forward-looking statements also include any statements about the resolution or potential future resolution of our ongoing remediation of our material weakness in internal control over financial reporting for income taxes.

Those forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford Switzerland’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, any delay in the filing of our periodic reports with the SEC and any resulting lack of our financial and other information reaching the market or non-compliance with the reporting covenants under our Indentures as a result, the demand for and pricing of our products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

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Contacts:	John H. Briscoe	+1.713.836.4610
Senior Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

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